Exhibit 99.2

FISCAL 2017 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 7, 2016 / 05:00 PM EST

On November 7, 2016, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2017 first quarter, ended September 30, 2016. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. – President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

CONFERENCE CALL PARTICIPANTS

Steven Valiquette Bank of America, Merrill Lynch – Analyst

Ryan Daniels William Blair & Company – Analyst

Eric Coldwell Robert W. Baird & Company, Inc. – Analyst

Eric Percher Barclays Capital – Analyst

Lisa Gill JPMorgan – Analyst

Jamie Stockton Wells Fargo Securities, LLC – Analyst

Garen Sarafian Citigroup – Analyst

Nicholas Jansen Raymond James & Associates, Inc. – Analyst

Sean Wieland Piper Jaffray & Co. – Analyst

Mohan Naidu Stephens Inc. – Analyst

Richard Close Canaccord Genuity – Analyst

Sandy Draper SunTrust Robinson Humphrey – Analyst

Sean Dodge Jeffries LLC – Analyst

Michael Cherny UBS – Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Premier, Inc. fiscal 2017 first-quarter results conference call. At this time all participants are in a listen only mode.

(Operator Instructions)

I would now like to introduce your host for today’s conference, Mr. Jim Storey, Vice President, Investor Relations. Sir, you may begin.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Jim Storey - Premier, Inc. - VP of IR

Thank you Chanel, and welcome everyone to Premier’s fiscal 2017 first-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer.

Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year. Before we get started, I wanted to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the investor relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent form 10-K, and we encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business.

Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release and the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish the SEC soon. Now let me turn the call over to Susan DeVore.

Susan DeVore - Premier, Inc. - President and CEO

Thanks, Jim. Welcome everyone to our fiscal first-quarter conference call. I’ll start today with a quick overview of the quarter and the opportunities we see ahead given our strong market positioning.

Mike will then provide an operational update and Craig will walk through the quarter’s financials in more detail. As you know, Premier’s provider-aligned business model is powered by multiple revenue drivers that distinctly differentiate our Company as a market leader in our nation’s evolution to a provider-accountable, value-based healthcare delivery system.

We believe our integrated offerings, developed in collaboration with our members, position our company to achieve continuous growth over the long term as we also build sustainable long-term stockholder value. In our first quarter we achieved 16% consolidated net revenue growth and a 6% rise in non-GAAP adjusted EBITDA from a year ago.

This was led by continued strength in our Supply Chain Services segment. Diluted earnings per share and non-GAAP fully distributed earnings per share each increased 8%. Our first quarter performance supports the full year expectations we articulated when we established fiscal 2017 guidance last quarter.

Today, we are affirming our fiscal full year revenue and adjusted EBITDA guidance and increasing our adjusted fully distributed earnings per share guidance range to now reflect 9% to 16% growth for the full year.

We continue to believe Premier remains well positioned strategically for the long term as the market continues its move to value-based care. So let’s talk more about our strategic positioning. When assessing our performance and our potential for future growth, it’s important to understand that our strategy is built on the underlying strength and performance of our Supply Chain Services businesses, particularly our group purchasing organization. We believe this is a distinct advantage for Premier in this changing market. Our GPO’s consistent performance and cash flow generation enable Premier, with our strong balance sheet, to invest in areas that leverage our capabilities to the future opportunities inherent in value-based healthcare.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Many of you’ve heard me say that we strive to be 18 to 24 months ahead in terms of where the market’s going. We continuously work inside member health systems and leverage our unique data, insight, and experiences to help shape federal and state government programs, and prepare for future healthcare delivery and payment models.

So, as the market evolves to encompass performance across multiple providers beyond the inpatient stay, health systems will require integrated data and solutions that span the entire care continuum - data and solutions that help them lower costs, improve quality and safety, and take full responsibility for community populations.

We’ve been preparing and planning for this evolution by building and acquiring the technology and advisory services capabilities to ensure that Premier and our member health systems succeed in this transition as well as in the long-term. Specifically, a major recent catalyst for this continuing evolution has been the MACRA legislation and its impact on physicians and clinicians.

As we discussed last quarter we’ve been working closely with many of our health systems to prepare for this shift. At the end of our first quarter, Premier’s top ranked value-based advisory service was very active with members on MACRA, as interest in our services and technologies continues to grow with last month’s release of the final MACRA rules.

With MACRA and all of the other programs, we’ve been expanding and enhancing our leading technology capabilities in the acute quality and performance improvement market and we’ve combined that with several acquired and internally developed ambulatory assets. We are launching a new Premier Clinician Performance Management platform, which we’ve been building over the last year since our acquisition of CECity.

This is a fully integrated solution. Within one platform, clinicians have the ability to track clinical and financial performance metrics for all pertinent federal, state, and commercial payment programs. They also can benchmark their performance against others.

They can obtain continuing education certification and track performance in the new MACRA program. Our beta and presales process has generated excitement in the market, and we plan to launch this new solution in December.

So while we’re in an election cycle full of rhetoric and confusion, and the recent MACRA rule allows for some flexibility and reporting in the short-term, the original implementation date of 2019 remains intact with data collection beginning in 2017. This reinforces the inevitable shift to value based payment with associated reporting and improvement needs across the continuum.

We do believe Premier is uniquely positioned with integrated technology and wrap-around advisory services that address the needs of our members in this shifting market environment.

And we do not believe any other competitor possesses these same types of combined capabilities that enable healthcare systems to do all of their regulatory reporting — ACO, bundled payments, MACRA, value-based purchasing — in one place, while at the same time maintaining a comprehensive view across all their hospitals and all of their providers.

Premier has been making the necessary investments to ensure that these solutions are in place. And we are experiencing solid sales bookings in our Performance Services segment and an active pipeline under the new leadership of Leigh Anderson and Kelly Rakowski.

In the short-term, we’re managing through some transitional market dynamics in Performance Services that we’ve identified and discussed previously. These include lengthier and more complex sales cycles and longer implementation and delivery schedules, resulting from more comprehensive integrated engagements.

In addition, our advisory services business is experiencing some extension in revenue recognition timelines associated with certain performance-based engagements. While we expect Performance Services conditions to continue through the second quarter, we remain optimistic about our revenue and earnings outlook in the second half of fiscal 2017.

We also continue to believe the longer term market dynamics offer significant strategic growth opportunities, and we’ve been investing and preparing for success in that regard. Let me now turn the call over to Mike Alkire, our Chief Operating Officer.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Mike Alkire - Premier, Inc. - COO

Thanks Susan, and thanks to everyone joining us on the call. I’m also excited about the progress we are making to position Premier for the future.

Today I want to provide an operational update on our business and also review our growth strategy which to Susan’s point is derived from our multiple revenue drivers. Looking across our businesses, our group purchasing organization continues to drive strong and consistent growth, and our products businesses continue to expand participation with members also enabling growth in Supply Chain Services.

Our Performance Services offerings are showing progress given the ongoing market dynamics impacting the industry in these areas. We continue to develop, invest in, and introduce new technology enabled solutions. Our wrap-around advisory services are winning larger, more complex engagements that are expected to drive future performance.

And our enterprise analytics solutions continue to support the realization of both cost reduction and quality improvement for our members as well as analytics to assist in managing patient populations across the members’ integrated delivery networks. Additionally our recent acquisitions are performing as expected and contributing both financially and operationally to build long-term growth.

We continue to evaluate and pursue additional opportunities that we believe will also contribute to our long term growth and stockholder value. Let’s look more closely at a few of our recent successes in the market.

We are continuing to pursue opportunities created by the recent market disruption resulting from the merger in the GPO industry earlier this year. Our business development teams have been very active on this front, responding to inquiries and establishing relationships.

While this process can take 18 to 24 months, we’re optimistic that our integrated capabilities and value proposition uniquely position Premier in this space and we expect it will translate to additional growth opportunities. As we announced last week, we just secured a broad engagement with Northern Arizona Healthcare, a regional provider employing 3,000 healthcare professionals across two hospitals and multiple ambulatory clinic, surgery, and treatment centers.

Northern Arizona Healthcare contracted for Premier’s group purchasing services, SaaS-based supply analytics and advisory services, with a focus on reducing cost while maintaining or improving quality of care. They cited our reputation, scale, and integrated technology as key criteria in selecting Premier as their performance improvement partner.

We also announced in September an all-in total cost reduction project with Verity Health Systems. This engagement, which includes technology and a large advisory services component, will support the six-hospital system’s cost reduction imperative, focusing on improving supply expense, pharmacy cost reduction, physician preference and overall purchasing practices.

Verity and the advisory team will leverage our GPO and cloud-based supply chain management and quality analytics. Finally we’ve developed a unique technology-enabled, High Reliable Care dashboard for a progressive academic health system which provides functionality for the executive team to drive standards of care across their systems.

Using this expensive expertise analytics capability, our advisory services and integrated proprietary data sets to identify more than $50 million in system-wide improvements. As far as new developments and enhancing our offerings, we continue to focus on building or acquiring those assets that meet the needs of our members across our Supply Chain Services and Performance Services segment.

In Supply Chain Services for example we remain attracted to the potential in alternate site group purchasing, a fragmented but growing market where administrative fee revenue growth generally outpaces the rate of growth in our acute care GPO. We already have a team focused on growing that business organically and also benefit from a 50% equity ownership interest in Innovatix, one of the largest alternate site GPOs.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Similarly on the Performance Services side of our business, we continue to be interested in acquiring additional population health capabilities. We also continue to develop our integrated pharmacy offering, where we believe Premier is uniquely positioned to help our provider health systems drive down drug costs, create pricing transparencies, and drive competitive friction.

Rising drug prices are one of the health care industry’s biggest challenges as underscored in a recent Premier survey where 94% of our members’ key suite executives rated increasing drug prices as one of their top concerns. We’re working with our members and partners to combat rising drug prices.

In the case of price inflation for drugs in short supply, we are working to bring new manufacturers to the market and leverage new approvals of generic and biosimilars. We continue to leverage our scale and technology to create competitive friction to drive down drug pricing.

And further, we will continue to build out our comparative effectiveness and logistical solutions to improve the speed to market and the acceptance of biosimilars. Our integrated pharmacy strategy, encompassing our national contract portfolio, specialty pharmacy infrastructure, and PPM relationships, helps to create the transparency and competitive friction needed in the market to drive total cost reduction and improve quality outcomes for all of our members.

Further, our ability to work collaboratively with providers across the care continuum allows for real-time interaction to support their high cost, chronically ill patients, which we believe will further solidify and grow our member relationships, supporting long-term shareholder value. In conclusion, Premier continues to build out our unique set of integrated solutions, which we believe will drive significant growth over the long term.

In any economic or regulatory environment, we are able to leverage our Supply Chain Services, enhanced analytics, and wrap-around advisory services to help our member health systems drive cost and quality performance. Thanks for the time today. I’ll now turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier, Inc. - CFO and SVP

Thanks, Mike. As Susan noted, our first quarter consolidated financial results support the full-year financial performance expectations that we articulated when we established guidance in August. We believe we are positioned to drive solid revenue and adjusted EBITDA growth for our fiscal 2017, consistent with our current guidance.

In addition to the assumptions we disclosed when we first provided fiscal 2017 guidance in August, our guidance range contemplates consistent performance in our Supply Chain Services business as well as accelerating growth in our Performance Services business in the second half of the fiscal year. Now let’s walk through the first quarter results in more detail.

Consolidated net revenues of $313.3 million increased 16% from a year ago. Supply chain services net revenue increased 19% to $233.8 million and Performance Services net revenue rose 7% to $79.5 million. Within Supply Chain Services, our core GPO business delivered growth of 7% from a year ago, which was primarily driven by contract penetration in both acute and nonacute members and the ongoing positive impacts of the conversion of newer members.

Our direct sourcing and specialty pharmacy businesses combined to produce 36% top line growth in products revenue for the fiscal first-quarter from a year ago. Both businesses continue to benefit from increased member participation, partially offset by the ongoing industrywide decline in specialty pharmacy revenues associated with the treatment of Hepatitis C.

Our products business did include a contribution of $23.4 million from the recently acquired Acro Pharmaceuticals business. Excluding the contribution from Acro and the impact of the Hepatitis C market dynamic, the products business grew revenue 17% from a year ago.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Given the focus on direct and indirect remuneration, or DIR, fees the past couple of days, we would like to point out that our financial statements include the immaterial impact of DIR fees within product revenues in which specialty pharmacy revenues are reported net of DIR fees.

Additionally, we do not believe DIR fees will have a material impact on our Supply Chain Services or consolidated revenue or adjusted EBITDA financial performance in fiscal 2017. In Performance Services, the 7% year-over-year revenue increase resulted from continued growth in our SaaS-based information technology business of 11% with relatively flat growth in our advisory services business from a year ago.

We don’t anticipate Performance Services growth to accelerate until the second half of our fiscal year when advisory service engagements are expected to yield revenue recognition and ambulatory/regulatory reporting delivers revenue growth in the third quarter when the annual reporting occurs. Consolidated non-GAAP adjusted EBITDA of $110.8 million for the quarter represents a 6% increase from a year ago with Supply Chain Services increasing $14.4 million or 14% and Performance Services decreasing $2.6 million or 10%.

The increase in Supply Chain Services adjusted EBITDA primarily reflects the consistent growth in net administrative fees, growth in direct sourcing and specialty pharmacy, augmented by contributions from the recent August acquisition of Acro, as well as equity earnings from our 49% equity investment in FFF Enterprises made at the end of July. Our investment in FFF protects our relationship with a key supplier to our members in important areas including vaccines and blood products.

We reported $3 million in FFF earnings in equity and net income of unconsolidated affiliates in our fiscal first quarter. The majority of FFF’s earnings occur at this time of year as a result of vaccine distribution for the flu season.

We don’t expect FFF contributions for the balance of the year to have a material impact on our financial performance. The decline in Performance Services adjusted EBITDA in the first quarter results from costs associated with staffing investments aimed at future growth and delivery of engagements and advisory services that were not offset by revenue growth in the quarter.

Corporate adjusted EBITDA was impacted by a $6 million or 26% expense increase from the prior year, primarily related to the addition of corporate infrastructure including data center consolidation, cyber security initiatives, and additional staffing as well as from acquisitions that were not fully reflected in the prior year.

The year-over-year rate of increase in corporate expenses is expected to decline in future quarters, and we currently expect full-year corporate expenses, included in adjusted EBITDA, to increase 5% to 7% from fiscal 2016. Looking at bottom line performance, GAAP net income increased 11% to $58.1 million for the quarter from a year ago, and GAAP diluted earnings per share increased 8% to $0.26. Non-GAAP adjusted fully distributed net income increased 5% to $58.9 million for the quarter and non-GAAP adjusted fully distributed earnings per share increased 8% to $0.41 per share.

As a reminder, we do guide to adjusted fully distributed earnings per share as a result of our corporate structure and quarterly member owner share exchange process. This non-GAAP measure assumes that all of the company’s Class A and Class B common shares are held by the public and included in the share count determination.

Further, income taxes are calculated as though the entire company is a taxable C Corporation. I would like to point out that because of a statutory reduction in the North Carolina corporate income tax rate, from 4% down to 3%, finalized in September, we are now calculating adjusted fully distributed earnings based on a 39% tax rate beginning with our fiscal 2017 first quarter.

The prior year’s results were calculated at 40%. As a result of the impact of this tax rate change, and the retirement of approximately 3 million Class B common shares in connection with the cash settlement of a portion of our October member share exchange, we are increasing our guidance range for adjusted fully distributed earnings per share by $0.05, and the new range is $1.76 to $1.87.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

From a liquidity and balance sheet perspective, cash flow from operations in the quarter was $41.8 million compared with $22.7 million last year. The increase in cash flow from operations is primarily because current year operations do not include a one-time $15 million prepayment made to a distributor in the first quarter last year to obtain price discounts.

First quarter non-GAAP free cash flow totaled $2.4 million compared with negative $16.9 million last year. The improvement results from the current year operations not including that prior year one-time distributor payment just mentioned.

First-quarter free cash flow is typically lower due to the payment impact of certain fiscal year-end expenses, including annual incentives. We currently expect that full year free cash flow will continue to be in the range of 40% of adjusted EBITDA.

We define free cash flow as cash provided by operating activities less purchases of property and equipment as well as quarterly tax distributions and annual tax receivable agreement payments to limited partners. During the first quarter, we spent approximately $134.4 million in cash to fund the acquisition of Acro Pharmaceutical Services and the 49% equity investment in FFF Enterprises.

As a result, our cash and cash equivalents totaled approximately $156 million at September 30, 2016 as compared with $296.7 million in cash, cash equivalents, and short and long-term marketable securities at June 30, 2016. We had no outstanding balance on our five-year $750 million revolving credit facility at quarter year end.

Subsequent to quarter year end, we did use approximately $50 million of available cash and $50 million in borrowings under our long-term credit facility to settle a portion of the October 31 Class B common unit exchange totaling approximately 5 million units. Approximately 3 million Class B units were settled for cash and retired, which reduced our overall outstanding share count.

And the remaining Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Looking forward, we cannot predict if we will continue to use cash to settle quarterly exchanges, but will continue to appropriately assess the settlement method.

Our primary focus continues to be growth and expansion of our capabilities and overall offerings, but we will continue to evaluate the use of cash to settle all or a portion of future exchanges if we determine it to be an appropriate use of capital at that point in time. With that let me turn the call back over to Susan.

Susan DeVore - Premier, Inc. - President and CEO

Thanks, Mike, and Craig. So before opening the call to questions I’d just like to share a few final thoughts about our future. When I think of some of the growth challenges that public companies in the healthcare space are facing, and then look at our prospects, I’m excited by the unique potential that I see in Premier’s diversified capability.

Our multichannel business model means we can pull many revenue levers to help drive growth. At the same time the powerful cash flow engine in our GPO and our consistently strong balance sheet allow Premier to build and invest through acquisitions, minority equity investments, and most recently cash settlement of our Class B unit exchange.

These are critical components enabling both strategic and financial growth and we intend to continue to employ them as we move forward building our business for the future and long-term value for our stockholders. With that, Operator, we’re ready to open the line for questions.

QUESTION AND ANSWER

Operator

Thank you.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

(Operator Instructions).

Steven Valiquette Bank of America Merrill Lynch. Your line is now open.

Steven Valiquette - Bank of America, Merrill Lynch - Analyst

Hello, thanks and good afternoon. So I guess for us it’s obviously encouraging that the DIR fees are essentially immaterial since it’s not really a fun topic for anyone.

I guess just for us in the specialty pharmacy ops on a go forward basis, including Acro is there any color on how much of your revenue mix is Medicare versus commercial? Just to get a rough sense for that, hopefully we can just to put to bed any concerns about the DIR fees.

Craig McKasson - Premier, Inc. - CFO and SVP

Yes. Thanks, Steve, for the question. This is Craig. So today somewhere in the range of 30% to 40% of our specialty pharmacy business would be Medicare related.

I do think it’s important to note that from a DIR perspective in our business today we have a nominal or a lesser amount with the particular organization that assesses those fees today, which are effectively pay for performance fees, 75% of which are based on medical adherence and I would remind that are provider-centric approach to specialty pharmacy is really focused on ensuring we have the highest medical adherence ratios in the industry, which helps us in that regard.

And so we haven’t had as much exposure as some others may be talking about in the marketplace. We will continue to be incredibly focused on delivering high levels of adherence, high levels of performance, because no one is more incented to ensure that occurs than the providers themselves that have the risk for that patient care in an accountable care world.

Steven Valiquette - Bank of America, Merrill Lynch - Analyst

Okay. Great. Thanks.

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. Ryan Daniels, William Blair. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Ryan.

Ryan Daniels - William Blair & Company - Analyst

Hello, Susan, thanks for taking the question. A follow-up for you on your prepared commentary on the Clinical Performance Management platform.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Can you talk a little bit more detail? I’m curious that incorporates a number of other tools that your offering and you know CECity into a broader platform, or if that’s really a new offering for reporting and benchmarking and I guess physician network management.

Susan DeVore - Premier, Inc. - President and CEO

Yes, so Ryan, as you will remember we are the market share leader in the acute care quality and safety space. We did acquire CECity, that gave us first in market and ambulatory regulatory reporting. We have combined those into a platform and an offering and we are out — we’ve been beta testing it, we’ve demonstrated it at breakthroughs and at HIMS.

We’re launching it in December. It is an offering and there are additional revenue streams associated with the new offering. We do obviously intend to pursue people who are using the existing quality and safety application as well as new customers that will be potentially looking at it for the first time. So you know this is really the hard work we’ve done since a year ago when we acquired CECity to combine it on a platform.

Ryan Daniels - William Blair & Company - Analyst

Okay. Perfect. And then maybe one to you, Craig, you’ve talked about the back half improvements in Performance Services growth and I know you highlighted some reporting mandates that will come in the third quarter as well as an uptick in the advisory services but I’m curious if you still need to sell more engagements and more reporting tools to hit the targets or is your visibility there really based on what you already have in the near-term pipeline or already under contract? Thanks.

Craig McKasson - Premier, Inc. - CFO and SVP

Sure, thanks Ryan. So it’s really a combination, we obviously don’t have the entire book of business for the back half of the year sold yet.

However, what I would highlight is that our ambulatory reporting tracking at this point, in terms of what will yield revenue in the third quarter, is reflecting a double-digit improvement over what we saw last year. And from an advisory services standpoint there are a number of significant and large engagements that we’re working on and servicing today but the revenue recognition will come in the second half of the year. So we do have a high level of confidence in our ability to have additional revenue and profitability performance take place in the back half of the fiscal year.

Susan DeVore - Premier, Inc. - President and CEO

And essentially Ryan, we’re incurring those costs in Performance Services for the people doing that work and we’re going to recognize the revenue in the back half of the year. They’re hard at work on what are large-scale improvement cost and quality engagements.

Ryan Daniels - William Blair & Company - Analyst

Okay. Great thanks for the color. I’ll hop back in the queue.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. Eric Coldwell, Robert W. Baird. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Eric.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Hello, good evening. Just a couple of quick ones here. First one, technically small question but CECity and Healthcare Insights - they were not fully annualized in the quarter. Could you give us their contribution, inorganic contribution to growth?

Craig McKasson - Premier, Inc. - CFO and SVP

Yes, it’s in the $4 million to $5 million range for the quarter is the contribution from those businesses. They continue to be on track to deliver the full year guidance that we articulated of $40 million to $50 million.

Again, there’s some seasonality to that business given the annual regulatory reporting that I discussed but they’re on track to deliver the top line and the adjusted EBITDA contribution, to be articulate.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Yes, that’s great and then - I hate to beat the DIR horse, but maybe a couple of quick follow-ups on that.

First off, understanding that your Med B exposure is less than perhaps another party in the market that had an issue last week and you might have less exposure to the large pharmacy PBM combo that’s taking these fees. But to the extent that you do have exposure to that account, are the fees what you expected or perhaps higher than you originally expected but manageable within the scope of your overall business?

Craig McKasson - Premier, Inc. - CFO and SVP

I’m not sure I would say that the fees were higher than we expected. I think we continue to manage the performance of our services to ensure that our medical adherence rate is as high as possible as I mentioned earlier, which is 75% of the calculation of those DIR fees and the remaining 25% is on a couple of other characteristics.

We will continue to monitor this. We do understand the mechanics of how it’s being determined to the best of our ability and so we’ll continue to manage that but do not see it as a significant exposure for us at this point in time.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Okay. Good.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

And there’s one primary market participant today and that participant, you know, represents a very small portion of our business.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

That’s very helpful. Thanks so much, guys.

Operator

Thank you. Eric Percher, Barclays. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Eric.

Eric Percher - Barclays Capital - Analyst

Good evening. Thank you. On the capital deployment side I appreciated your commentary about looking at repurchase each year anew or maybe each time anew.

As you consider your other priorities could you give us a bit of an update relative to what we see high valuations in technology and some recent investments on the specialty side, maybe a bit of prioritization?

Susan DeVore - Premier, Inc. - President and CEO

Yes, so Eric, as you know, we have a very strong balance sheet and a lot of debt capacity. We have acquired a number of companies, and we believe in fully integrating those companies so we’ve been hard at work on all of that over the last year and the last several months.

We did acquire Acro, we’re in the thick of integrating Acro. We, as we said in the conference call comments, we are interested in alternate site, it continues to grow at a faster rate than the acute care GPO business and so we continue to be interested in alternate site. We continue to be interested in population health technologies and analytics and services, but we are in the pharmacy space very focused right now on integrating Acro, consolidating and combining it with our Commcare capabilities and our integrative pharmacy strategy.

Eric Percher - Barclays Capital - Analyst

Okay. And relative to the FFF piece, you spoke about the need to secure a relationship, how often could that or would that be the case, and how do you consider access versus share expansion in the specialty space?

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Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Yes, so I would say is that FFF was sort of an unusual situation where one of the co-owners passed away, and this was a key supplier for our members and they play a really important role in blood products and vaccines and so we stepped in and it gives us some interesting capability as biosimilars come to market.

So I think that — and is part of the fully integrated pharmacy strategy, but again as I said earlier, we are in the process of making sure the connectivity to FFF and the integration of our specialty pharmacy and the, you know, transparent PBM model we have, which we think is also different in the market, that all of those things are working well together. So that’s where our focus is right now.

Eric Percher - Barclays Capital - Analyst

Thank you.

Operator

Thank you. Lisa Gill, JPMorgan. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Lisa.

Lisa Gill - JPMorgan - Analyst

Hello, Susan. Good afternoon everyone. I just really wanted to follow up, so just talking about your integrated pharmacy opportunities and some of the comments that you made around driving biosimilars and comparative effectiveness, et cetera.

Can you maybe just help me to understand how that would work within the hospital system? Are you working towards formulary management with hospitals and you know, taking that biosimilar and replacing the branded product?

I’m just trying to understand one, how that works; and then secondly, is it through your specialty pharmacy — how it works specifically for Premier?

Mike Alkire - Premier, Inc. - COO

Hello, Lisa. This is Mike Alkire. Just a couple things, as you know our integrated pharmacy story really is all about driving down costs for our healthcare system. It’s getting access to limited distribution drugs and it’s also to help create healthy markets where there are drugs that are in short supply.

So those are the three key tenets that we drive our strategy around. If you think about the biosimilars, obviously we think there’s going to be somewhere between 15% and 30% savings. The way that we play in that market is one, is we do bring our data and our healthcare delivery capabilities to help those organizations assess the comparative effectiveness of those therapies, vis-a-vis the biologic.

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Fiscal 2017 First Quarter Conference Call Transcript

And so we’re in a number of conversations that we’ve been doing a number of real-world sort of research sort of programs looking at those therapies just to assess the effectiveness of these biosimilars. So we think that we’re very, very well positioned.

Not all of these biosimilars are going to require a specialty pharmacy. Some might, depending on how those therapies are actually dispensed, but to Susan’s point we wanted to make sure we still had that logistical channel of FFF to actually help us with the distribution of those biologics if we decided we need to leverage it.

Susan DeVore - Premier, Inc. - President and CEO

And I think, Lisa, you know some brandeds are not on contract if they had no competition, but a biosimilar who wants to get to market and wants to get to market with a clinical effectiveness wrap-around and sort of a test hospital market, we’re a great place for that.

Lisa Gill - JPMorgan - Analyst

And so when I think about how Premier fits into that, you’d be — put into that more traditional specialty pharmacy so you’ll go you make some level of a spread on the drug? Is that — I’m just trying to think about it from a financial perspective as to how it impacts your model.

Mike Alkire - Premier, Inc. - COO

So typically for a biosimilar right now that we’re working with a number of organizations and it looks like it’s an admin fee model that we’re currently contemplating, and then those that we literally would dispense obviously, it would come through as product revenue. Right now we think the majority of that’s going to come through the GPO.

Lisa Gill - JPMorgan - Analyst

Okay great, and then just my follow-up would be on the GIR fees. I know it’s a big topic right now but you’re talking about one specific PBM that has implement them. Craig, have you thought about what it would mean if others were to implement them you know at some point in calendar 2017 or would they would you have already signed a contract and know about that as we move into calendar 2017?

Craig McKasson - Premier, Inc. - CFO and SVP

Yes, so we reviewed our agreements with our payer contracts that we have. That is the only one that currently has that on a couple of the plans that they administer, not all of them, and it’s a minority of the plans that we have business with today.

We will continue to work with other payer relationships and PDMs as we move forward to ensure that there’s good transparency to the calculation and determination of those fees. Then as I mentioned earlier, that we continue to execute and perform on the high quality of our specialty pharmacy business to ensure that we minimize the exposure to any type of fee like that is based on a pay-for-performance approach.

Lisa Gill - JPMorgan - Analyst

Okay great, thanks for all the comments.

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Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Thanks, Lisa.

Operator

Thank you. Jamie Stockton, Wells Fargo. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Jamie.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Hello, good evening. I guess maybe just real quick on the specialty pharmacy business just the legacy business and the growth profile there and it sounds like — it sounds well within the products business overall, it sounds like Hep C created something like 10 points of headwinds or something like that for the organic growth rate of that business.

Can you talk about how you expect that to change over the next two or three quarters? I think when you guys originally guided for this year you said you felt like that product segment would grow 15% or 20%, ex the Acro business, and I’m just wanting to know kind of your updated thoughts on, you know, how that’s going to flow.

Craig McKasson - Premier, Inc. - CFO and SVP

Sure Jamie, this is Craig. So a couple of quick points. First of I would say that the quarter that we just reported on with the low watermark from, in terms of the deterioration we saw in Hepatitis C business so we think that we will begin to see that improve at a steady state, not at the atmospheric growth rates that you saw in the past, but it will grow moving forward.

In terms of the organic products business, we continue to believe that will grow in double digits as we’ve talked about in the past, as we move forward.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Okay. That’s great. I think actually I’ll stop there. Thanks.

Susan DeVore - Premier, Inc. - President and CEO

Thanks, Jamie.

Operator

Thank you. Garen Sarafin, Citigroup. Your line is now open.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Hello, Garen.

Garen Sarafian - Citigroup - Analyst

Good afternoon Susan, and Craig, Mike. Couple questions. First I guess on the GPO side you had mentioned the strength in the new opportunities that are coming up.

You were a bit ahead of the speed estimates on the GPO side so just wondering how much of the strength in the GPO side this quarter was new clients versus just core client expansion? I didn’t hear you sort of announce any major new clients so just wanted to clarify that there.

Craig McKasson - Premier, Inc. - CFO and SVP

Yes, this is Craig I’ll kick it off and Susan or Mike can add any color, but the majority of our growth in the first quarter was the ongoing contract penetration of our existing members although we do continue to have benefit of conversion of members that we brought on over the past 3, 6, 9, 12 months.

We do have the offset or the impact of Vanguard which we previously talked about on prior calls, so that on a net new member basis is impacting that to some extent, but we are still seeing benefit from the addition of new members but the majority of the growth is coming from our existing members and continued penetration in use of their contracts.

Susan DeVore - Premier, Inc. - President and CEO

The market disruption piece, Garen, we are in the process of RFIs and RFPs right now and a lot of these organizations haven’t looked at competitors, some of them in 10 or 15 years.

So we’re spending a lot of time doing deep drill down reviews of our capabilities with them. So we’re still in that 18 to 24 month cycle, we think to identify and win some of those accounts and bring them over; so they would not be reflected in these numbers.

Garen Sarafian - Citigroup - Analyst

Got it. You know that’s actually very useful. And then secondly, I guess, given the timing of this call and what’s going on, I wanted ask a MACRA question on elections.

How are you discussing and planning for the range of possibilities in this week’s elections? You know what sort of impact to the various scenarios from possibility of a Republican candidate president to a full Democratic sweep have on healthcare specifically and you guys Premier of course, and then related to that sort of what’s in your control that you’re sort of developing strategies around?

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Yes, so I would say that in any case there’s focus on cost reduction, quality improvement, safety outcomes, and these alternative payment models. We think that’s happening in any case. What it’s called, what form it takes, we think could change, but the overall problem that needs to be solved doesn’t change.

We think the biggest impact in the market is, if is whether there is a sweep either way. So if there is a Democratic sweep meaning the administration as well as Congress, then we think the train just moves even faster to alternative payment models, ACOs, bundled payments. If Hillary Clinton expanded the Medicare eligible age down to 55, a lot of these programs would affect that many more people.

If it were a Republican sweep, meaning Trump plus Republican control of the House and Senate, we think that would create more uncertainties as those folks try to figure out what their replacement plan might be. It would incorporate a lot of the same bipartisan ideas we think, like ACOs and alternative payment models and MACRA, all of which were bipartisan sort of ideas, but we do think there would be a period of uncertainty if it were a sweep.

We actually think what’s going to happen is you’re going to have divided government, you’re going to have both Democrats and Republicans who have a framework to work within that may be will be tweaked, revised, added to or taken from. But the train for alternative payment models, cost reduction, quality and safety will keep going down the track. We’ve tried to build a little bit of uncertainty around that into our guidance for 2017.

Garen Sarafian - Citigroup - Analyst

All right. Thanks for your thoughts.

Susan DeVore - Premier, Inc. - President and CEO

Yes, thank you.

Operator

Thank you. Nicholas Jansen, Raymond James. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Nick.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Hello, guys. A lot’s been discussed, so maybe I just want to focus a little bit more on the seasonality of the Performance Services segment. I know with the introduction of CECity last year it brought a lot more lumpiness into the quarters, but is there anything — I know you’re saying back half weighted for this year. But is there any kind of observation that you want to make about sequentially, so we can shore up our models? I think that’s the biggest delta relative to expectations right now. Thanks.

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Fiscal 2017 First Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO and SVP

This is Craig. Thanks for the question. What I would highlight is that from a second quarter perspective while I think you will anticipate sequential growth over the quarter that we just closed, we did have our high water mark from a comparable period last year in the second quarter, so I do think you will see lower growth rates as a result of that tougher comp and then you’ll see the acceleration in the third and fourth quarters in terms of the higher growth rate.

What I would say is, generally over the past couple of years, our Performance Services revenue has tended to be in kind of the 48% in the first half, 52% of the revenue coming in the back half of the year.

This year as a result of some of these revenue recognition extensions, in the advisory services piece, and the growth that we’re seeing in CECity ambulatory reporting, I think that’s going to be kind of a more 45% to 55% split in terms of revenue, front half to back half of the year. And that has given that revenue mix and kind of a more static nature of the expense base has an even more pronounced impact on the EBITDA contributions where I think you will see more kind of a 40/60 EBITDA impact first-half of the year versus second half of the year.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

That’s extremely helpful. And then second question just on FFF, I know you said the flu vaccine drives the performance in the September quarter so in terms of just making sure we are all modeling this correctly, from here on out the September quarter should be the strongest equity earnings contribution as we think about the impact for the next three quarters? Thanks.

Craig McKasson - Premier, Inc. - CFO and SVP

Yes. Thanks Nick, good question as well. So September followed closely, I would say, by the September to October quarter, is there’s still some vaccines going in the early part of this quarter and in the back half of the year is a much more nominal contribution. I think you should be thinking about a full year contribution somewhere in the range of $6 million or so from that business in our current fiscal year.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Thanks, guys.

Operator

Thank you. Sean Wieland, Piper Jaffray. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Sean.

Sean Wieland - Piper Jaffray & Co. - Analyst

Hello, Susan how are you?

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Good.

Sean Wieland - Piper Jaffray & Co. - Analyst

So I’m about to fill out my ballot here in California and just was wondering what your thoughts were on Prop 61. I don’t think you have any direct impacts on your business but just as a precedent, what that means for your business?

Susan DeVore - Premier, Inc. - President and CEO

You know, we believe in transparency. We fully believe in transparency and our whole goal in life is to try to drive the cost of healthcare down, including the cost of drugs, and so the way our revenue goes up is with contract penetration and with advisory services and with people using our contracts when we create the competitive friction.

We’re not big fans of government control if you will, either at the state or federal level because over time it doesn’t — it doesn’t become about what it really costs to deliver that service. So you know, we’re watching what happens there. But our commitment to transparency and creating competitive friction is always what we’re about in the pharmacy space, along with clinical effectiveness.

Mike Alkire - Premier, Inc. - COO

Hello, Susan this is Mike. Could I add — so Sean, to Susan’s point to get a bit more detail, we actually want to see healthier supply markets. We want to see more suppliers actually providing product where there’s more competition which will put more pressure on pricing as opposed to, you know, what potentially could be thought of as a price control. So our focus really is, how do you build longer term agreements to actually entice folks into these markets to create a healthier supply markets.

Sean Wieland - Piper Jaffray & Co. - Analyst

Great. Thanks for your thoughts.

Susan DeVore - Premier, Inc. - President and CEO

Thanks, Sean.

Operator

Thank you. Mohan Nandu, Oppenheimer. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Mohan.

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Fiscal 2017 First Quarter Conference Call Transcript

Mohan Naidu - Stephens Inc. - Analyst

Hello, Susan, thanks for taking my question. I just want to go back to the CECity segment a little bit. I know you guys have several partnerships with, you know, the electronic health record vendors about reporting and collection of data. Can you give us some details about these partnerships and what are you hearing from them about the potential demand for MACRA related services around this?

Susan DeVore - Premier, Inc. - President and CEO

Yes, so the HER relationships continue to be in place. I think we’ve discussed the four relationships we had on one of our prior calls. All of those continue to be in place. They continue to serve their physician/clinician market for this reporting.

You know, the estimates out of CMS are that something like 600,000 or so physician/clinicians are going to report in this fiscal, or I guess, this 2017 year, and they actually the smart ones know that the more they report and the more measures they report the better, they’re going to do and so, we continue to work with our EHR vendors as well as to go direct to that market and as Craig indicated earlier we’re seeing some nice growth in that area.

So we think it’s, you know, there are some opt out provisions for small — small physicians. Again, most folks that we’re talking to are saying — this is inevitable we need the infrastructure, we need to start figuring out how to do this; and we’ve built a little bit of what could be a third-quarter reduction in the meaningful use reporting, just because of that optionality, but it’s all in embedded in our guidance at this point.

Mohan Naidu - Stephens Inc. - Analyst

Okay. Great. Thanks for taking my question.

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. Richard Close, Canaccord. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Richard.

Richard Close - Canaccord Genuity - Analyst

Great, thank you. Hello, how are you? Excuse me. So in Performance Services you have 7% to 13%, I guess is your revenue targets there and you’re talking about the ramp up as we progress through the year.

Just thoughts in terms of what — what does — what gets us to the low, what gets us to the high and is there any risk in terms of these advisory services contracts? I guess they’re related to cost and performance, that you might not hit certain points and thus unable to recognize revenue?

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO and SVP

Sure Richard, this is Craig. So I’ll break it into two components.

From a technology standpoint I would say the factors that could cause us to perform higher in the range versus lower in the range would be all around that annual reporting process, and to the extent that we would see more pull through from an ambulatory reporting perspective in the third quarter, to the extent we have conservatively estimated and expected what we will achieve, in terms of establishing our guidance range, but if we saw more it would put us to the upper end on that particular side of our business.

If we were to see less or if something were to cause more people to opt out, it could be on the lower end of that. So that’s the key driver I would say from a pure technology standpoint.

The nature of the rest of that business is it’s annuity based, so really at this point, sales that we’re making at this point in our fiscal year tend to have more of an impact moving into the subsequent fiscal year as opposed to the current year. Although there is some nominal impact obviously of continuing to sell business in the current year as well.

On the advisory services side of the business, what I would say, is to the extent variability or timing, to your point, were to impact us, although we have very good track records, experience and history with these performance-based engagement that we’ve talked about, in terms of knowing where we are, in terms of the delivery of those. It’s just a function of getting through the clock and the time period in terms of when those savings can be attested and signed off that will allow us to recognize the revenue.

And then the third element that I would talk about that there is some variability that could help us to the higher-end of the range that we’ve discussed, is that we do have this business around research services to organizations that enable us, to the extent that we are able to do prospective type analysis with Pharma and other companies to improve their performance — that can actually yield revenue that would put us to the higher end of the range depending on our success there.

Richard Close - Canaccord Genuity - Analyst

Okay. Thank you.

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. Sandy Draper, SunTrust. Your line is now open.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Hello, Susan, how are you. Hello, Craig.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO and SVP

Hello.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Just one quick clarification, I want to make sure the 40% to 60% EBITDA comment you made, that’s specific to just to Performance Services correct? Not the entire business?

Craig McKasson - Premier, Inc. - CFO and SVP

That’s correct, yes.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Okay, great. Second question, if I just do some sort of extend out Nick’s question and look at the simple math. The back half of this year looks like Performance Services will clearly have to be double-digits growth in order to get to your numbers.

So, when you’re there are you thinking that’s becoming — you’ve cycled through your challenges, cycled through comps and you can get back to a, still a normalized double-digit business longer term there, or really is the full year shaking out where it’s mid to high single digits more the sustainable growth and it’s just, you know, there’s a lot of lumpiness.

I’m just trying to think about how to extend out because it’s obviously a pretty big difference between first and second half growth and just trying to think how to calibrate that in terms of what the longer term opportunities the business needs to grow. Thanks.

Susan DeVore - Premier, Inc. - President and CEO

Sure. Thanks, Sandy, this is Craig again. As we talked about when we established guidance for fiscal 2017 from an organic perspective we talked about mid- to high single digit performance and then with the contributions from acquisitions we did within the past year at a double-digit level, would get us to double-digit targeted growth for the year, that is holding through to this point. It is timing in terms of it coming into the back half of the year.

We have also talked about on the past couple of calls that we were in this period of election cycle, post EHR implementations, relaxation of regulatory reporting requirements that was causing us to see a slowed growth rate and with all the cost pressures that were ultimately going to come, a desire and a need from our health systems to have more integrated solutions from a technology standpoint and more comprehensive engagements from an advisory services standpoint to really get after this cost; so we expected to see a lull in growth in calendar 2016 and we thought that we would and hoped we would see that improve as we moved into 2017.

We see that playing out and our expectations are to continue to target double-digit growth out of that part of our business from a revenue perspective as we move forward.

Sandy Draper - SunTrust Robinson Humphrey - Analyst

Great. That’s really helpful. Thanks.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. Sean Dodge, Jefferies. Your line is now open.

Sean Dodge - Jefferies LLC - Analyst

Hello, good evening. Hello, Susan. I have just one. I’ll keep it simple. Craig, with you all having just gone through a relatively big exchange of member owner shares, is there anything you gathered in the process that helps explain why some of these members were bigger sellers this last quarter than they had been during the first handful of opportunities they’d been given?

Craig McKasson - Premier, Inc. - CFO and SVP

Sure. What I would tell you is we’ve seen consistent behavior for the first three years, so I’ve talked about this a number of forms but what we typically tend to see is the same organizations exchanging their equity through the first three years, so in the first year we had about 4.8 million of the potential shares that could be exchanged, last October we had about 5.8 million that could be — that were exchanged and this year is about 5 million so each year when the one-seventh becomes eligible it’s been about a consistent number that’s transacted.

It has tended to be either large organizations that are not healthcare providers themselves, they provide services on behalf of a large number of healthcare systems in a particular geography. They’re using that cash flow (a) to fund initiatives and efforts that they’re doing in their marketplace, and (b) a couple of those are actually some of our largest owners and so from a risk diversification standpoint they’ve been exchanging some of it so that they are not so concentrated in one company or equity investment.

That leads to the second driver that has caused a number of organizations to exchange, which is some of our healthcare systems view their investment in Premier as a pure equity investment subject to investment committee or finance committee policies and guidelines, which can lead to concentration, individual security limits, et cetera.

Whereas a large number of our health systems actually view their investment in Premier as more of a strategic investment, like they would have in a physician practice or a joint venture with type of organization, not subject to that criteria. And then we do given our large footprint, 170 plus health systems that own us, we do have some that, you know, may not be a performing as well or have a need for cash flow and so have exchanged some of their shares.

So I really haven’t seen a change in behavior, generally most of the conversations I have with the CFOs of our member health systems that have been exchanging, it’s been for one of those three reasons that I just articulated.

Sean Dodge - Jefferies LLC - Analyst

That’s very helpful. Thanks.

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Fiscal 2017 First Quarter Conference Call Transcript

Operator

Thank you. Michael Cherny, UBS. Your line is now open.

Susan DeVore - Premier, Inc. - President and CEO

Hello, Michael.

Michael Cherny - UBS - Analyst

Hello, guys. Thanks for all the details so far. Most of the questions have been answered, but I did want to go back when you’re talking through M&A you talked a lot about the alternate site of care, you’ve seen better growth in that market. This is something you’ve talked about frequently but typically we don’t go into a ton of details.

Can you just talk a little bit about the competitive landscape in that market? And my understanding has been that you guys have been outgrowing the peers there but kind of, are you seeing the same GPOs that you do across the rest of your business? Who else competes in that market and what are some of the underlying growth drivers as well as potential barriers and risks to incremental growth opportunities?

Susan DeVore - Premier, Inc. - President and CEO

Yes, so we actually have two ways of going to market in alternate site. One is our 50% ownership of Innovatix and the other is our own direct alternate site GPO program. And the third is, through our member hospitals who have their own GPO alternate site programs but they use our portfolio.

So it’s a widely dispersed market. We go to market in three ways. We really compete mostly with a company called MHA that’s owned by Roper and obviously, Vizient has an alternate site program as well.

What we see with our combination of the three programs is that it’s growing at a rate that’s higher than the acute care GPO business. It takes more feet on the street to support that business.

We think it’s an opportunity in penetration. We think it’s an opportunity in new customers, and we think that if we could get synergies and bring the operations of these alternate site programs even more together that that would be an opportunity to continue to grow that business.

Mike Alkire - Premier, Inc. - COO

Susan, this is Mike Alkire. Real quick. Couple other thoughts. As our healthcare systems are building out integrated delivery networks, they are thinking through how do they provide services to drive down costs in a non-acute setting.

So as we’ve discussed on prior calls we have this building out technology that actually extend our healthcare systems contracts in order entry capabilities out into those ambulatory markets, so we do think we have some very unique capabilities that will allow us to continue on our growth curve.

PREMIER, INC.

Fiscal 2017 First Quarter Conference Call Transcript

Craig McKasson - Premier, Inc. - CFO and SVP

And the last thing. This is Craig. I would add real quick, Mike, is the whole industry trend of inpatient/outpatient movement that you’re seeing in accountable care world, we’re seeing that play out as we continue to look at utilization and all the things that are happening. So it’s really where we have a focus longer term.

Mike Alkire - Premier, Inc. - COO

Excellent. Thanks.

Susan DeVore - Premier, Inc. - President and CEO

Thank you.

Operator

Thank you. And ladies and gentlemen that does conclude today’s Q&A session.

Thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone have a great day.

Susan DeVore - Premier, Inc. - President and CEO

Thank you.